Exhibit 99.1

American Spectrum Realty, Inc. Adds Predecessor Company’s 1995 Thru 2000 Newsletters to Website

HOUSTON--(BUSINESS WIRE)--September 20, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that the company has added its predecessor’s Company Newsletters to their website. These newsletters are a brief history of some of the activities and projects which some of the current employees of The Company were associated.

President and CEO William J Carden states, “The Company executives have been involved in various real estate activities for many years prior to being employed by The Company. It’s important that the company executives are seen as industry veterans who have weathered all seasons of real estate and have substantial experience managing numerous types of assets. These newsletters chronicle an important history of the Company executives and establish a level of experience and expertise.”

All newsletters can be viewed in their entirety on The Company’s website at www.americanspectrum.com.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States. The company has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership who manage and lease all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

American Spectrum Realty, Inc. subsidiaries provide first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,532 multi-family units, over 11,000 self storage units consisting of 1,714,461 square feet, 2,444 student housing units consisting of 6,815 beds and four assisted living facilities consisting of 363 beds. American Spectrum’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200